UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                       Smith & Wesson Holding Corporation
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
                         (Title of Class of Securities)

                                   831756-10-1

                                 (CUSIP Number)

                               September 12, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)



----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 20 Pages

CUSIP NO. 831756-10-1                 13G                PAGE 2 OF 19 Pages
-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Smithfield Fiduciary LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,500,000 shares of Common Stock

            Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.67% (See Item 4(a))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 831756-10-1                 13G                PAGE 3 OF 19 Pages
-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,500,000 shares of Common Stock

            Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.67% (See Item 4(a))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 831756-10-1                 13G                PAGE 4 OF 19 Pages
-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,500,000 shares of Common Stock

            Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.67% (See Item 4(a))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 831756-10-1                 13G                PAGE 5 OF 19 Pages
-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,500,000 shares of Common Stock

            Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.67% (See Item 4(a))
-----------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 831756-10-1                 13G                PAGE 6 OF 19 Pages
-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,500,000 shares of Common Stock

            Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.67% (See Item 4(a))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 831756-10-1                 13G                PAGE 7 OF 19 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,500,000 shares of Common Stock

            Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.67% (See Item 4(a))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 831756-10-1                 13G                PAGE 8 OF 19 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,500,000 shares of Common Stock

            Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             7.67% (See Item 4(a))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 831756-10-1                 13G                PAGE 9 OF 19 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC               20-1901985
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,500,000 shares of Common Stock

            Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.67% (See Item 4(a))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO - Limited Liability Company
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 831756-10-1                 13G                PAGE 10 OF 19 Pages
-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING     --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,500,000 shares of Common Stock

            Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.67% (See Item 4(a))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 831756-10-1                 13G               PAGE 11 OF 19 Pages
-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,500,000 shares of Common Stock

                    Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,500,000 shares of Common Stock

            Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.67% (See Item 4(a))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 831756-10-1                 13G                PAGE 12 OF 19 Pages

Item 1.

(a)  Name of Issuer

       Smith & Wesson Holding Corporation, a Nevada corporation (the "Company").

(b) Address of Issuer's Principal Executive Offices

       2100 Roosevelt Avenue
       Springfield, Massachusetts 01104

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship


       Smithfield Fiduciary LLC
       The Cayman Corporate Center, 4th Floor
       27 Hospital Road
       George Town, Grand Cayman
       Cayman Islands, British West Indies
       Citizenship:  Cayman Islands, British West Indies

       Highbridge International LLC
       The Cayman Corporate Centre, 4th Floor
       27 Hospital Road
       Grand Cayman, Cayman Islands, British West Indies
       Citizenship:  Cayman Islands, British West Indies

       Highbridge Capital Corporation
       The Cayman Corporate Centre, 4th Floor
       27 Hospital Road
       Grand Cayman, Cayman Islands, British West Indies
       Citizenship:  Cayman Islands, British West Indies

       Highbridge Capital L.P.
       c/o Highbridge Capital Management, LLC
       9 West 57th Street, 27th Floor
       New York, New York 10019
       Citizenship:    State of Delaware

       Highbridge Master L.P.
       c/o Harmonic Fund Services
       Cayman Financial Centre
       Tower C
       36 Dr. Roy's Drive
       George Town, Grand Cayman
       Cayman Islands, British West Indies
       Citizenship:    Cayman Islands, British West Indies

CUSIP NO. 831756-10-1                 13G                PAGE 13 OF 19 Pages


       Highbridge GP, Ltd.
       c/o Harmonic Fund Services
       Cayman Financial Centre
       Tower C
       36 Dr. Roy's Drive
       George Town, Grand Cayman
       Cayman Islands, British West Indies
       Citizenship:   Cayman Islands, British West Indies

       Highbridge GP, LLC
       c/o Harmonic Fund Services
       Cayman Financial Centre
       Tower C
       36 Dr. Roy's Drive
       George Town, Grand Cayman
       Cayman Islands, British West Indies
       Citizenship:   Cayman Islands, British West Indies

       Highbridge Capital Management, LLC
       9 West 57th Street, 27th Floor
       New York, New York  10019
       Citizenship:  State of Delaware

       Glenn Dubin
       c/o Highbridge Capital Management, LLC
       9 West 57th Street, 27th Floor
       New York, New York 10019
       Citizenship:  United States

       Henry Swieca
       c/o Highbridge Capital Management, LLC
       9 West 57th Street, 27th Floor
       New York, New York 10019
       Citizenship:  United States

Item 2(d)  Title of Class of Securities

            Common Stock, $0.001 par value per share ("Common Stock")

Item 2(e)  CUSIP Number

            831756-10-1

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a)  [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
         78o).

(b)  [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

CUSIP NO. 831756-10-1                 13G                PAGE 14 OF 19 Pages


(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned:

                  Subject to the Ownership Limitation (defined below), as of the date of this filing, each Reporting Person may be deemed the beneficial owner of
(i) 2,500,000 shares of Common Stock currently owned by Smithfield Fiduciary LLC, and (ii) 460,000 shares of Common Stock issuable to Smithfield Fiduciary LLC upon the exercise of certain warrants (the "Warrants") currently held by it.

                  The Reporting Persons are voluntarily including the 460,000 shares of Common Stock into which the Warrants are exercisable as these Warrants are not exercisable until March 12, 2006. The number of shares of Common Stock into which the Warrants are convertible is limited pursuant to the terms of the Warrants to that number of shares of Common Stock which would result in Smithfield Fiduciary LLC having aggregate beneficial ownership of not more than 9.99% of the total issued and outstanding shares of Common Stock (the "Ownership Limitation").

                  Smithfield Fiduciary LLC is a wholly-owned subsidiary of Highbridge International LLC. Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC , Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC, Highbridge GP, Ltd., Highbridge GP, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Smithfield Fiduciary LLC.

CUSIP NO. 831756-10-1                 13G                PAGE 15 OF 19 Pages


            (b)   Percent of class:

                  7.67% (See Item 4(a)).

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote

                        0

                 (ii)   Shared power to vote or to direct the vote

                        2,500,000 shares of Common Stock

                        Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))

                (iii)   Sole power to dispose or to direct the disposition of

                        0

                 (iv)   Shared power to dispose or to direct the disposition of

                        2,500,000 shares of Common Stock

                        Warrants to acquire up to 460,000 shares of Common Stock (See Item 4(a))

Item 5.   Ownership of Five Percent or Less of a Class

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          See Exhibit I.


Item 9.   Notice of Dissolution of Group

          Not applicable.

Item 10.  Certification

          By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing

CUSIP NO. 831756-10-1                 13G                PAGE 16 OF 19 Pages


the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of September 15, 2005, by and among Smithfield Fiduciary LLC, Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP NO. 831756-10-1                 13G                PAGE 17 OF 19 Pages

SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: September 15, 2005

SMITHFIELD FIDUCIARY LLC                 HIGHBRIDGE INTERNATIONAL LLC


By: /s/ Howard Feitelberg                By: /s/ Howard Feitelberg
    -----------------------                  -----------------------
Name: Howard Feitelberg                  Name: Howard Feitelberg
Title: Director                          Title: Director

HIGHBRIDGE CAPITAL CORPORATION           HIGHBRIDGE CAPITAL L.P.

                                         By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                    its General Partner
    ------------------------
Name: Howard Feitelberg
Title: Controller


                                         By: /s/ Clive Harris
                                             -----------------------
                                             Name: Clive Harris
                                             Title: Director


HIGHBRIDGE MASTER L.P.                   HIGHBRIDGE GP, LTD.


By: Highbridge GP, Ltd.
    its General Partner
                                         By: /s/ Clive Harris
                                             -----------------------
                                             Name: Clive Harris
                                             Title: Director

By: /s/ Clive Harris
    -----------------------
Name: Clive Harris
Title: Director

HIGHBRIDGE GP, LLC                       HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Clive Harris
    -------------------
Name: Clive Harris
Title: Director                          By: /s/ Carolyn Rubin
                                             -------------------------------
                                         Name: Carolyn Rubin
                                         Title: Deputy General Counsel




/s/ Glenn Dubin                          /s/ Henry Swieca
-------------------                      -------------------------
GLENN DUBIN                              HENRY SWIECA

CUSIP NO. 831756-10-1                 13G                PAGE 18 OF 19 Pages

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.001 par value, of Smith & Wesson Holding Corporation, a Nevada corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of September 15, 2005

SMITHFIELD FIDUCIARY LLC                 HIGHBRIDGE INTERNATIONAL LLC

By: /s/ Howard Feitelberg                By: /s/ Howard Feitelberg
    ---------------------                    -----------------------
Name: Howard Feitelberg                  Name: Howard Feitelberg
Title: Director                          Title: Director

-------------------------------
HIGHBRIDGE CAPITAL CORPORATION           HIGHBRIDGE CAPITAL L.P.

                                         By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                    its General Partner
    -------------------------
Name: Howard Feitelberg
Title: Controller

                                         By: /s/ Clive Harris
                                             ------------------------
                                          Name: Clive Harris
                                             Title: Director

HIGHBRIDGE MASTER L.P.                   HIGHBRIDGE GP, LTD.

By: Highbridge GP, Ltd.
    its General Partner
                                         By: /s/ Clive Harris
                                             ----------------------
                                          Name: Clive Harris
                                             Title: Director

By: /s/ Clive Harris
    ---------------------
Name: Clive Harris
Title: Director

HIGHBRIDGE GP, LLC                       HIGHBRIDGE CAPITAL MANAGEMENT, LLC

By: /s/ Clive Harris
----------------------
Name: Clive Harris
Title: Director                          By: /s/ Carolyn Rubin
                                             -------------------------
                                         Name: Carolyn Rubin
                                         Title: Deputy General Counsel

CUSIP NO. 831756-10-1                 13G                PAGE 19 OF 19 Pages


/s/ Glenn Dubin                          /s/ Henry Swieca
--------------------------               ------------------------
GLENN DUBIN                              HENRY SWIECA